FORM 1-K ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A

For the Annual Period Ended December 31, 2018

ESOTERIC BREWING COMPANY, LLC

Commission File Number: 024-10830

Date of Qualification of Offering: September 28, 2018

Date of Commencement of Offering: October 1, 2018

Ohio

(State or other jurisdiction of organization)

43-560277

(IRS Employer Identification Number)

3713 Charloe Court, Cincinnati, OH 45227

(Address of principal executive offices)

(513) 549-9483

(Issuer’s telephone number including area code)

Series C Membership Interests

(Title of each class of securities issued pursuant to Regulation A)

BUSINESS

A discussion of the business as of September 28, 2018 is available here:

https://www.sec.gov/Archives/edgar/data/1737337/000114420418050378/tv503142_partiiandiii.htm#ebc_007

See pages 11 and 12.

Esoteric’s construction plans have been delayed and the company now intends to begin brewing beer in November of 2019 with plans to open its taproom in December of 2019 or January of 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s discussion and analysis of financial condition and results of operations as of February 28, 2018 is available here:

https://www.sec.gov/Archives/edgar/data/1737337/000114420418050378/tv503142_partiiandiii.htm

Results of Operations through December 31, 2018:

The Company was formed on February 11, 2013 by Manager Brian Jackson, with the purpose of forming a brewery and taproom. The Company has earned no revenue.

The Company’s cash balance is $18,543 as of December 31, 2018, all of which came from capital contributions from investors in exchange for Series C Units, Series B Units, and the capital contributions of the member-officers in exchange for Series A Units.

The Company has expended $140,332 on capital improvements, which includes entering into an architectural contract for build-out of the space.

The Net Loss of the Company through December 31, 2018 is $30,830. This net loss was the result of attorney fees, accounting fees and other start-up expenses.

Attached are the audited financials of the Company. Because the Company has no operating experience, the financial statements will be unlikely to be helpful in determining whether the Company will attain any future goals.

As of December 31, 2018, the Company had raised $39,968 pursuant to this Offering

As of December 31, 2018, we have not begun construction on the tap room. We anticipate beginning construction in May of 2019 and intend to begin brewing beer in late November of 2019, and opening in December of 2019 or January of 2020.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

As of September 28, 2018, the officer and director information can be found and incorporated as follows:

https://www.sec.gov/Archives/edgar/data/1737337/000114420418050378/tv503142_partiiandiii.htm ; please see pages 13 and 14.

NAME	POSITION	AGE	TERM OF OFFICER	APPROXIMATE HOURS PER WEEK
Brian N. Jackson	Chief Executive Officer, Manager	33	April 2017 to present	40 (80 beginning September 2019)
Marvin Abrinica	Chief Marketing Officer	42	July 2017 to present	20 (50 beginning December 2019)

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

NAME	POSITION	2018 CASH COMPENSATION	ANTICIPATED 2019 COMPENSATION	ANTICIPATED 2019 OTHER COMPENSATION	ANTICIPATED 2019 TOTAL COMPENSATION
Brian Jackson	CEO, President	$0	$30,000	$0	$30,000
Marvin Abrinica	Chief Marketing Officer	$0	$15,000	$0	$15,000

The Company paid Brian Jackson and Marvin Abrinica $0.00 in 2018.

The Company intends to pay Brian Jackson $30,000 in 2019 with payments beginning in approximately September of 2019. The Company intends to pay Marvin Abrinica a salary of $15,000 beginning in approximately November of 2019.

The salaries are subject to change after 2019.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP ACQUIRABLE	PERCENT OF OWNERSHIP After the Fully Subscribed Offering
Series A Units	Brian Jackson 3713 Charloe Ct. Cincinnati, OH 45227	800 Series A Units	0	56.02%
Series A Units	Marvin Abrinica 3450 Madison Rd. Cincinnat, OH 45209	200 Series A Units	0	14.00%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

No manager, officer, incorporator, promoter, or immediate family member has had a direct or indirect personal interest in any of the Company’s transactions of over $50,000 in the last two years.

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ESOTERIC BREWING COMPANY, LLC

FINANCIAL STATEMENTS WITH
INDEPENDENT AUDITOR’S REPORT

December 31, 2018

ESOTERIC BREWING COMPANY, LLC

FRANZ CPAs, Inc.

Certified Public Accountants and Business Advisors

LARGE ENOUGH TO SERVE YOU, small enough to know you

8370 E. Kemper Road • Cincinnati, Ohio 45249

(513) 489-4848 • FAX (513) 489-4856

www.franzcpas.com

INDEPENDENT AUDITOR’S REPORT

To the Members

Esoteric Brewing Company

Cincinnati, Ohio

Report on the Financial Statements

We have audited the accompanying financial statements of Esoteric Brewing Company, LLC (the Company), which comprise the balance sheet as of December 31, 2018, the related statement of operations and other comprehensive income, members’ equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Esoteric Brewing Company, LLC as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ FRANZ CPAs, Inc.

May 1, 2019

Cincinnati, Ohio

Esoteric Brewing Company, LLC

BALANCE SHEETS

As of December 31, 2018

ASSETS

CURRENT ASSETS
Cash	$18,543
Total Current Assets	18,543

FIXED ASSETS
Equipment work in progress	12,000
Construction in progress	128,332
Total fixed assets	140,332

OTHER ASSETS
Security deposit	17,107
Website in progress	28,948
Total other assets	46,055

TOTAL ASSETS	$204,930

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable - members	$360
Accounts payable	332
Total current liabilities	692

Total liabilities	692

MEMBERS' EQUITY
Series A units, 1,000 units authorized, 1,000 units outstanding	100
Series B units, 9,000 Units authorized, 1,983 units outstanding	195,000
Series C units, 9,000 units authorized, 399.68 units outstanding	39,968
Accumulated deficit	(30,830)

Total members' equity	204,238

TOTAL LIABILITIES AND MEMBERS' EQUITY	$204,930

See accompanying notes to the financial statements.

Esoteric Brewing Company, LLC

STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

For the year ended December 31, 2018

NET SALES	$-

COST OF GOODS SOLD	-

Gross profit	-

OPERATING EXPENSES	-

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	679

Operating loss	(679)

STARTUP EXPENSES	(30,176)

OTHER INCOME	100

NET LOSS	$(30,756)

OTHER COMPREHENSIVE INCOME

Total other comprehensive income	-

COMPREHENSIVE LOSS	$(30,756)

See accompanying notes to the financial statements.

Esoteric Brewing Company, LLC

STATEMENTS OF MEMBERS’ EQUITY

For the year ended December 31, 2018

Series A units
Balance at beginning of year	$100
Purchase of Series A membership units	-
Balance at December 31, 2018	100
Series B units
Balance at beginning of year	-
Purchase of series B membership units	195,000
Balance at December 31, 2018	195,000
Series C units
Balance at beginning of year	-
Purchase of series C membership units	39,968
Balance at December 31, 2018	39,968
Accumulated deficit
Balance at beginning of year	(75)
Net (loss)	(30,756)
Balance at December 31, 2018	(30,830)

TOTAL MEMBERS' EQUITY	$204,238

See accompanying notes to the financial statements.

Esoteric Brewing Company, LLC

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss)	$(30,756)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
Increase in security deposits	(17,107)
Increase in accounts payable	332
Increase in accounts payable - members	360

Net cash used in operating activities	(47,170)

CASH FLOWS FROM INVESTING ACTIVITY:
Cash paid for website	(28,948)
Cash paid for equipment	(12,000)
Cash paid for work in process	(128,332)
Net cash used in investing activity	(169,280)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of equity	234,968
Net cash provided by financing activities	234,968

Net increase in cash and cash equivalents	18,518

Cash and cash equivalents at the beginning of the year	25

Cash and cash equivalents at December 31, 2018	$18,543

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for interest	$-

Cash paid during the year for income taxes	$-

See accompanying notes to the financial statements.

ESOTERIC BREWING COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018

NOTE 1 – NATURE OF PLANNED OPERATIONS

Esoteric Brewing Company, LLC (“the Company”) was formed on February 11, 2013 under the laws of the state of Ohio and will be engaging the in the brewing and selling of craft beer. There were no activities in the Company from February 11, 2013 through October 1, 2017. The company is governed by an amended and restated Operating Agreement dated February 25, 2018.

The company is selling series C membership units pursuant to a Regulation A+ (“Reg A”) offering. Reg A contains rules providing exemptions from the registration requirements, disclosed in the Securities Act of 1933, allowing some companies to use equity crowdfunding to offer and sell their securities without having to register the securities with the SEC.

The Company has yet to commence upon its principal operations. The Company’s activities are subject to significant risks and uncertainties, including being unable to secure additional funding that is needed to complete construction of their tap room and brewery.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The company has elected to report financial results on the accrual method of accounting. The Company has chosen to report on a calendar year. However, the company has yet to pick method of reporting gift cards; determination of cash and cash equivalents; recording of vendor allowances, inventory, trademarks, rent expense and deferred rent expense, advertising costs, and contingencies.

Accounting estimates – The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount in the financial statements and accompanying notes. Although management bases its estimates on assumptions that are believed to be reasonable under the circumstances, actual results could significantly differ from those estimates.

NOTE 3 – LEASES

The Company has signed a seven-year building lease with two renewal options of five years each on March 16, 2018 for a building located at 900 E. McMillian St, Cincinnati, OH. The lease does not yet have a commencement date. The annual payments by year are:

Year 1	$205,280
Year 2	210,412
Year 3	215,544
Year 4	220,676
Year 5	225,808
Year 6	230,940
Year 7	236,072
$1,544,732

On July 19, 2018 the Company gave the landlord a deposit in the amount of $17,107. Rent expense for the year ended December 31, 2018 was $-0-.

NOTE 4 – INCOME TAXES

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by, or provided for, the Company. The Company’s net income is allocated to the members in accordance with regulations of the Company. The Company is subject to various state and local income taxes based on net income and gross receipts.

ESOTERIC BREWING COMPANY, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2018

NOTE 5 – FIXED ASSETS

Fixed assets are stated at cost. The cost of major additions, renewals and betterments is capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method for financial reporting over the useful life starting when the asset is placed in service. Depreciation expense for the year ended December 31, 2018 is $-0-.

When property and equipment are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the statement of income for the year.

On January 30, 2018 the company has payed $10,000 toward a non-refundable deposit toward brewery equipment.

On May 24, 2018 the company has payed $2,000 toward a non-refundable deposit toward brewery equipment.

As of December 31, 2018, the company has incurred $128,332 towards the leasehold improvement that will be depreciated when placed in service.

As of December 31, 2018, the company has incurred $28,948 toward the building of a website that will be amortized when placed in service. The website is being built by a company owned by one of the members, a related party.

NOTE 6 – MEMBERS’ EQUITY

On February 25, 2018 the Company issued additional series B units pursuant to a private placement memorandum for additional fundraising for a total of 9,000 series B units issued. The company converted the 2,104 outstanding series A units to 1,000 outstanding units. The company also converted the 65 outstanding series B units to 708 outstanding units.

There are 1,000 Series A Units issued and outstanding, held by the initial members.

There are 9,000 Series B Units issued and 1,983 outstanding.

There are 9,000 Series C Units issued and 399.68 outstanding.

Only series A membership units have voting rights. Only series A and series B membership units will receive distributions proportional to their economic ownership interests.

NOTE 7 – SUBSEQUENT EVENT

Management had made the following capital expenditures after December 31, 2018.

-	$26,643 has been paid for architectural services for leasehold improvements.
-	$27,000 has been paid for website development.

After December 31, 2018 management has sold pursuant to a Regulation A+ offering 3,842.10 Series C Units totaling $384,210.

Management has evaluated subsequent events through May 1, 2019, the date which the financial statement was available to be issued.

ESOTERIC BREWING, LLC

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Form 1-K of our Independent Auditors' Reports dated May 1, 2019, relating to the balance sheet of Esoteric Brewing Company, LLC, and the related statements of operations, member's equity, and cash flows for those periods, and the related notes to the financial statement.

Franz CPAs, Inc.

By:	Anthony J. Borgerding

Title:	Audit Manager

Signature:	/s/ Anthony J. Borgerding

Cincinnati, Ohio

May 3, 2019

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PART III-EXHIBITS

Index to Exhibits

2.1	Esoteric Brewing Company, LLC Articles of Organization*
2.2	Esoteric Brewing Company LLC Amended and Restated Operating Agreement *
4.1	Subscription Agreement*
6.1	Lease with Paramount Square Master Tenant, LLC*
6.2	Brewing Equipment contract with Quality Tank Solutions, LLC*
6.3.	Proposal for architectural services agreement with New Republic Limited*
11.1	Signed Consent of independent accountant.*

*Previously filed and incorporated

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 3, 2019.

(Exact name of issuer as specified in its charter) Esoteric Brewing Company, LLC

By (Signature and Title)    /s/ Brian Jackson

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)  /s/ Brian Jackson

(Title)    CEO and CFO, Sole Manager/Director

(Date) May 3, 2019

(Signature)    /s/ Marvin Abrinica

(Title)    CMO, Principal Accounting Officer

(Date) May 3, 2019

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